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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 2003
                                                             File No. 333-106103
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8 POS
                                 Amendment No. 2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Alternate Energy Corp.
             (Exact name of registrant as specified in its charter)

            NEVADA                                           86-0884116
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                           Identification No.)

                             3325 North Service Road
                                    Unit 105
                        Burlington Ontario L7N 3G2 Canada

         (Address of principal executive offices, including Postal Code)

                              Consulting Agreement
                              (Title for the plan)

                       Nevada Corporate Headquarters, Inc.
           101 Convention Center Drive, Suite 777, Las Vegas NV 89102
                     (Name and address of agent for service)

                                 (800) 873-3488
                     (Telephone number, including area code)

                           Copies of Communications to

                           Jonathan D. Leinwand, Esq.
             12955 Biscayne Blvd., Suite 328, North Miami, FL 33181
                                 (305) 981-4524

====================================================================================================================
Title of Securities     Amount to           Proposed maximum             Proposed maximum            Amount of
to be registered      be registered     offering price per share     aggregate offering price     registration fee
--------------------------------------------------------------------------------------------------------------------
Common Stock
$.001 Par Value      1,055,000 Shares          $ 0.45(1)                   $ 474,750                $ 43.68*

Common Stock
$.001 Par Value      200,000 Shares            $ 0.43(2)                   $ 86,000                  $ 7.91
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the closing price of the Common Stock on June 11, 2003.
(2) Estimated solely for the purpose of calculating the registration fee, based upon the closing price for the Common stock on June 17, 2003.
*        Previously paid

Explanatory Note

This registration statement is being filed with respect to a currently effective Registration Statement on Form S-8, as filed on June 12, 2003 (Registration No. 333-106103 to additionally Register 200,000 pursuant to an amendment to a consulting agreement between the Company and Noah Clark, previously filed as an exhibit thereto. Therefore this registration statement is Registering an aggregate of 1,255,000 shares of Common Stock.

The contents of the Registration Statement on Form S-8 as filed on June 12, 2003, Registration No. 333-106103 are incorporated by reference into this registration statement.

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PART I

ITEM 1. PLAN INFORMATION

         The Company entered into two consulting agreements calling for the issuance of an aggregate of 1,255,000 shares of the Company's common stock.

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

  The Registrant shall provide the Consultant without charge, upon its written or oral request, the documents incorporated reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultant without charge, upon its written or oral request, with all other documents required to be delivered to Consultant pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at:

3325 North Service Road
Unit 105
Burlington Ontario L7N 3G2 Canada

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INFORMATION INCORPORATED BY REFERENCE.

         There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by Alternate Energy Corp f/k/a COi Solutions, Inc. (the "Company" or the "Registrant"):

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2002;

         (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003.

         All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Company is authorized to issue 150,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

         The Common Stock is traded in the over-the-counter market (the "OTC Bulletin Board") and quoted under the symbol "ARGY".

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Jonathan D. Leinwand, Esq., who acts as counsel the company and who has expressed an opinion as to the issuance of the stock being registered on this S-8 registration statement is the beneficial owner of 100,000 shares of common stock of the Company. Such stock was received as compensation for services rendered in connection with matters not related to the opinion being expressed herein.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

         The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

4.1      Consulting Contract between the Company and Noah Clark
4.2      Consulting Contract between the Company and Dr. Igor Ilitchev
4.3      Amendment to Consulting Contract between the Company and Noah Clark
5.2      Opinion of Counsel

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to provide any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on February 28, 2003.

                                      Alternate Energy Corp.

                                      By: /s/ Blaine Froats
                                          ----------------------------------
                                          Blaine Froats
                                          President/Director

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                          Title                     Date
       ---------                          -----                     ----

/s/ Blaine Froats                      President/Director          June 12, 2003
-----------------------------

/s/ Sean Froats                        Director                    June 12, 2003
-----------------------------

/s/ Jack Wasserman                     Director                    June 12, 2003
-----------------------------

                                       S-1


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                                  EXHIBIT INDEX

4.1    Consulting Contract between the Company and Noah Clark*
4.2    Consulting Contract between the Company and Dr. Igor Ilitchev*
4.3    Amendment to Consulting Contract between the Company and Noah Clark
5.2    Opinion of Counsel*

* previously filed and incorporated by reference to the Form S-8 filed on June 12, 2003